EXHIBIT II

                    AULT INCORPORATED & SUBSIDIARY
            COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
           (In thousands of Dollars, Except Per Share Data)

                                           (Unaudited)
                                           Years Ended
                                  May 31,                June 1,
                                   1998                   1997

Basic EPS Computation

Net Income to Common                 $1,318                 $2,365
Stockholders

Common Shares Outstanding:
Beginning of Year                 4,075,733              2,119,776
Common Shares Daily Weighted
From:
   Public Offering                      ---                869,451
   Exercise of Employee Stock        58,036                 18,883
Options
   Exercise of Employee Stock         2,290                  2,952
Purchase Plan

Total Weighted Common Shares      4,136,059              3,011,062

Net Income                            $0.32                  $0.79




Diluted EPS Computation

Net Income to Common                 $1,318                 $2,365
Stockholder

Total Weighted Common Shares      4,136,059              3,011,062

Dilutive Potential Common
Shares, Daily Weighted, from:
   Assumed Conversion of
Outstanding Dilutive
   Underwriters' Warrants *                                 47,077

   Employee Stock Options *         254,147                462,726

   Employee Stock Purchase plan      11,977                 13,493

                                    266,124                523,296





Less Common Shares Purchaseable
from Proceeds:
   Underwriters' Warrants                                   41,918
   Employee Stock Options           135,568                205,160
   Employee Stock Purchase plan      12,443                  7,571

                                    148,011                254,649

Adjusted Weighted-Average
 Shares                           4,254,172              3,279,709

Net Income                            $0.31                  $0.72

*In fiscal 1998, options and warrants totaling 303,000 and 122,000 shares, respectively, were excluded from the dilutive EPS calculations because of their higher exercise prices compared to the average market values.